CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Sutor Technology Group Limited

As an independent registered public accounting firm, we hereby consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-161026) and on Form S-8 (No. 333-162144) of Sutor Technology Group Limited and subsidiaries of our report dated October 13, 2011 with respect to the consolidated financial statements of Sutor Technology Group Limited. and subsidiaries, which appears on page F-2 of this annual report on Form 10-K for the year ended June 30, 2011 as filed with the Securities and exchange Commission on October 13, 2011.

/s/ HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
October 13, 2011